Issuer Free Writing Prospectus

Dated December 10, 2024

Filed Pursuant to Rule 433 relating to the

Preliminary Prospectus Supplement dated December 10, 2024 and

Prospectus dated February 12, 2024

Registration Statement No. 333-277002

$5,000,000,000

$750,000,000 4.600% Senior Notes due 2027 (the “2027 Notes”)

$750,000,000 4.850% Senior Notes due 2029 (the “2029 Notes”)

$500,000,000 5.000% Senior Notes due 2032 (the “2032 Notes”)

$1,500,000,000 5.150% Senior Notes due 2035 (the “2035 Notes”)

$1,500,000,000 5.550% Senior Notes due 2055 (the “2055 Notes”

and collectively, the “Notes”)

Issuer:	Arthur J. Gallagher & Co.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa2 (stable) / BBB (positive) / BBB+ (stable)

Security Type:	Senior, Unsecured

Principal Amount:	2027 Notes: $750,000,000
2029 Notes: $750,000,000 2032 Notes: $500,000,000 2035 Notes: $1,500,000,000 2055 Notes: $1,500,000,000

Issue Price:	2027 Notes: 99.918% plus accrued interest, if any, from December 19, 2024

2029 Notes: 99.922% plus accrued interest, if any, from December 19, 2024

2032 Notes: 99.934% plus accrued interest, if any, from December 19, 2024

2035 Notes: 99.627% plus accrued interest, if any, from December 19, 2024 2055 Notes: 99.376% plus accrued interest, if any, from December 19, 2024

Proceeds to Issuer (after underwriting discount but before offering expenses):	2027 Notes: $746,385,000 2029 Notes: $745,665,000 2032 Notes: $496,920,000 2035 Notes: $1,485,405,000
2055 Notes: $1,477,890,000

Trade Date:	December 10, 2024

Settlement Date:	December 19, 2024 (T+7)

Maturity Date:	2027 Notes: December 15, 2027
2029 Notes: December 15, 2029 2032 Notes: February 15, 2032 2035 Notes: February 15, 2035 2055 Notes: February 15, 2055

Coupon:	2027 Notes: 4.600% per annum
2029 Notes: 4.850% per annum
2032 Notes: 5.000% per annum
2035 Notes: 5.150% per annum 2055 Notes: 5.550% per annum

Interest Payment Dates:	2027 Notes and 2029 Notes: Semi-annually on June 15 and December 15 of each year, commencing on June 15, 2025

2032 Notes, 2035 Notes and 2055 Notes: Semi-annually on February 15 and August 15 of each year, commencing on August 15, 2025

Benchmark Treasury:	2027 Notes: 4.125% due November 15, 2027
2029 Notes: 4.125% due November 30, 2029
2032 Notes: 4.125% due November 30, 2031
2035 Notes: 4.250% due November 15, 2034 2055 Notes: 4.250% due August 15, 2054

Benchmark Treasury Price/Yield:	2027 Notes: 100-011⁄4 / 4.110%
2029 Notes: 100-033⁄4 / 4.098%
2032 Notes: 99-25+ / 4.159%
2035 Notes: 100-06 / 4.226% 2055 Notes: 97-05+ / 4.422%

Spread to Benchmark Treasury:	2027 Notes: 52 basis points
2029 Notes: 77 basis points
2032 Notes: 85 basis points
2035 Notes: 97 basis points 2055 Notes: 117 basis points

Yield to Maturity:	2027 Notes: 4.630%
2029 Notes: 4.868%
2032 Notes: 5.009%
2035 Notes: 5.196% 2055 Notes: 5.592%

Optional Redemption:	Prior to the relevant Par Call Date for each series of Notes, make-whole call at the greater of 100% of the principal amount of the Notes to be redeemed and the discounted present value through the applicable Par Call Date at the Treasury Rate (as defined in the preliminary prospectus supplement dated December 9, 2024 related to the Notes, the “Preliminary Prospectus Supplement”) plus the applicable Spread, plus accrued and unpaid interest

On or after the relevant Par Call Date, par call plus accrued and unpaid interest

Par Call Date:	2027 Notes: November 15, 2027
2029 Notes: November 15, 2029
2032 Notes: December 15, 2031
2035 Notes: November 15, 2034
2055 Notes: August 15, 2054

Spread:	2027 Notes: 10 basis points
2029 Notes: 15 basis points
2032 Notes: 15 basis points
2035 Notes: 15 basis points
2055 Notes: 20 basis points

Special Optional Redemption upon a Transaction Termination Event:	Optional call at 101% of the principal amount of the Notes being redeemed if notice of redemption provided within 30 days following a Transaction Termination Event (as defined in the Preliminary Prospectus Supplement), plus accrued and unpaid interest.

If within 30 days after the occurrence of a Transaction Termination Event, the Issuer elects not to redeem a series of Notes, or if the Issuer notifies holders of its election to redeem a series of Notes within such 30-day period but does not consummate the redemption on the date fixed for such redemption, the interest rate on such series of Notes will increase by 2.50%, as described in the Preliminary Prospectus Supplement.

Change of Control:	Upon certain change of control events, at 101% of the principal amount of Notes, plus accrued and unpaid interest.

Use of Proceeds:	The Issuer expects to use the net proceeds of this offering to fund a portion of the cash consideration payable in connection with the Transaction described in the Preliminary Prospectus Supplement and, to the extent that any proceeds remain thereafter, or if the Transaction is not completed, for general corporate purposes, including other acquisitions.

CUSIP/ISIN:	2027 Notes: 04316J AK5 / US04316JAK51 2029 Notes: 04316J AL3 / US04316JAL35 2032 Notes: 04316J AM1 / US04316JAM18 2035 Notes: 04316J AN9 / US04316JAN90 2055 Notes: 04316J AP4 / US04316JAP49

Joint Book-Running Managers:	2027 Notes:
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

2029 Notes:
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Capital One Securities, Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.

2032 Notes:
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Capital One Securities, Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.

2035 Notes:
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC

2055 Notes:
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Co-Managers:	2027 Notes:
Wells Fargo Securities, LLC
Capital One Securities, Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
PNC Capital Markets LLC
Citizens JMP Securities, LLC
Gallagher Securities, Inc.

2029 Notes:
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Citizens JMP Securities, LLC
Gallagher Securities, Inc.

2032 Notes:
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Citizens JMP Securities, LLC
Gallagher Securities, Inc.

2035 Notes:
Barclays Capital Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Capital One Securities, Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Citizens JMP Securities, LLC
Gallagher Securities, Inc.

2055 Notes:
Wells Fargo Securities, LLC
Capital One Securities, Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
PNC Capital Markets LLC
Citizens JMP Securities, LLC
Gallagher Securities, Inc.

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322 or Morgan Stanley & Co. LLC at 1-212-834-4533.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified in this communication, which will be the seventh business day following the Trade Date (this settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade the Notes prior to their delivery date may be required, by virtue of the fact that the Notes initially will settle T+7, to specify an alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes prior to their delivery date should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.